EXHIBIT 9.01

ASSIGNMENT, QUIT CLAIM AND RELEASE

Sierra Resource Group, Inc. (“Assignor”) and Sierra Asset Holdings LLC (“Assignee”) agree as follows:

1.           Assignment.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, assign, transfer, convey and quit claim unto the Assignee all of Assignor's right, title and interest of whatsoever nature or kind in and to the lands and leases described herein in and to the lands lying in the States of Kansas and Louisiana.

It is the specific intent of the Assignor to assign and convey all of Assignor's right, title, and interest in and to the leasehold estate in the leases and Lands to the Assignee in consideration of the cancellation of that certain promissory note for $29,500, with accrued interest, dated April 30, 2008 pursuant to the release provisions of paragraph 2.

The leases and interests are described as follows:

A.           (i)  The Working Interest and Net Revenue Interest in the Snapper #2 Well transfered to Assignee:

Interest Holder	Working Interest	Net Revenue Interest
Assignor	0.04%	0.03%

(ii)  The balance of the Working Interest and Net Revenue Interest in the Snapper #2 Well is allocated to each participant in the well as follows:

Interest Holder	Working Interest	Net Revenue Interest

Natural Gas and Oil & “Choice” Development Fund 1, LP	3.75%	2.625%
Team Resources, Inc.	1.50%	1.05%
Cypress Drilling, LLC, Et.al.	91.00%	63.70%
Crestwood Energy	2.00%	1.40%
Others	1.75%	1.225%
Snapper Lease Landowner	0.00%	30.00%

Total	100.00%	100.00%

B.           (i)  The Working Interest and Net Revenue Interest in the Smith A #2, Shomaker #2, Assignee and Boger #2 Wells transferred to Assignee:

Interest Holder	Working Interest	Net Revenue Interest

Assignor	035%	0.03%

(i)  The Working Interest and Net Revenue Interest in the Smith A #2, Schomaker #2, and Boger #2 Wells is allocated to each participant in the wells as follows:

Interest Holder	Working Interest	Net Revenue Interest

Natural Gas and Oil & “Choice” Development Fund 1, LP	35.00%	26.25%
Team Resources, Inc.	11.25%	8.4375%
Indian Oil Company	18.75%	14.0625%
Crestwood Energy	10.00%	7.50%
Others	25.00%	18.75%

Smith, Shomaker & Boger Lease Landowners	0.00%	25.00%

Total	100.00%	100.00%

2.           Assignor Release.  After giving effect to the assignment of Paragraph 1 hereof, in consideration of this and the other provision of this Agreement, Assignor, for itself and for its officers and directors, does hereby forever release and discharge Assignee and its managers and members jointly and severally, from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, attorney’s fees, and damages of whatsoever character, nature, known or unknown, suspected or unsuspected from the beginning of time to the date hereof.

3.           Assignee Release.  After giving effect to the assignment of Paragraph 1 hereof, in consideration of this and the other provision of this Agreement, Assignee, for itself and for its mangers and members, does hereby forever release and discharge Assignee and its officers and directors from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, attorney’s fees, and damages of whatsoever character, nature, known or unknown, suspected or unsuspected from the beginning of time to the date hereof.

4.           Unknown Claims.  It is the intention of the parties to the provisions of paragraphs 2 and 3 hereto, that the foregoing losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, hereinabove, specified are to be barred; and in furtherance of this intention, the parties, and each of them, expressly waive any and all rights and benefits conferred upon them in a release that (i) does not cover or include unknown claims and/or (ii) in common law provides substantially as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The parties, and each of them, have acknowledged that they have separately bargained for the foregoing waiver of the unknown claims and the common law recited above.  The parties, and each of them, expressly consent that this release shall be given in full force and effect in accord with each and all of the expressed terms and provisions, including those terms and provisions relating to any other claims, demands and causes of action whether specified or not specified.

5.           Partial Invalidity.  If any term of provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.           Waiver.  No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

7.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.  The foregoing is a continuing release and indemnity and shall be effective to the full extent of the same without and regardless to any claims for set off or other such matter, and all claims for set-off, counter-claim, damage, compensation, or other matters are hereby specifically waived and discharged by any party.

8.           Professional Fees.  In the event of the bringing of any action or suit by a part hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provision on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting fees, and any other professional fees resulting therefrom.

9.           Entire Agreement.  This Agreement is the final expression of, and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

10.           Construction.  Heading at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement.  In the event the date on which any party is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding day.

11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

12.           Governing Law.  The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada.

Executed this 8th day of March, 2010.

ASSIGNOR:

SIERRA RESOURCE GROUP, INC.

/s/ SANDRA J. ANDRE
____________________________________
Sandra J. Andre, President

ASSIGNEE:

SIERRA ASSET HOLDINGS LLC

/s/ PAUL W. ANDRE
___________________________________
Paul W. Andre